EXHIBIT 4.2

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE BORROWERS OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWERS TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

HEALTHWAREHOUSE.COM, INC.
HWAREH.COM, INC.

7% Senior Secured Convertible Promissory Note

$500,000.00	As of November 8, 2010

FOR VALUE RECEIVED, Healthwarehouse.com, Inc., a Delaware corporation (“Parent”), and HWAREH.com, Inc. a Delaware corporation (“Subsidiary” and, collectively with Parent, the “Borrowers”) with principal executive offices at 100 Commerce Blvd., Cincinnati, OH 45140, jointly and severally promise to pay to the order of Milfam I L.P. (the “Holder”), or registered assigns,  on the earliest to occur of (the “Maturity Date”) (i) December 31, 2012, (ii) an Event of Default or (iii) upon the occurrence of a Liquidation Event (as defined in the Certificate of Designation), the principal amount of five hundred thousand dollars ($500,000.00) (the “Principal Amount”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding at a rate equal to seven percent (7.0%) per annum, compounded on the first day of each calendar year during which this Note is outstanding, beginning January 1, 2011, and based on a 360 day year, and shall be payable on the Maturity Date.  Nothing in this paragraph shall be construed as the consent by the Holder to any action otherwise prohibited by the terms of this Note or as a waiver of any such prohibition.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement (as hereinafter defined).

1.           Loan and Security Agreement.  This Note is one of two Notes issued pursuant to that certain Loan and Security Agreement dated as of November 8, 2010, by and among Parent, Subsidiary, Holder and HWH Lending LLC (the “Loan Agreement”).  Reference is hereby made to the Loan Agreement for a statement of all of the terms and conditions under which the Principal Amount evidenced hereby is made and the Principal Amount and all accrued interest pursuant hereto is to be repaid and of the Collateral securing the Borrowers’ obligations hereunder.  Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to the terms, conditions, covenants and agreements contained in the Loan Agreement. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Holder in the Loan Agreement with respect to the conditions and procedures for transfer of this Note.  Reference to the Loan Agreement shall in no way impair the absolute and unconditional obligation of the Borrowers to pay both the Principal Amount hereof and interest hereon as provided herein.

2.           Each payment by the Borrowers pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds.  With the prior written consent of Holder the Borrowers may prepay (in whole or in part) without penalty any amounts owing under this Note.

3.           Borrowers (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default, to pay to the Holder of this Note, on demand, all costs and expenses (including legal fees and expenses) incurred in connection with the enforcement and collection of this Note.

4.           Conversion.  At any time when this Note is outstanding, the Note may be converted into shares of Parent’s Series B Preferred Stock  (the “Series B Preferred Stock”) as follows:

A.           Mandatory Conversion.  In the event that all shares of Series B Preferred Stock are automatically converted into shares of Parent’s Common Stock (the “Common Stock”) pursuant to Section 7(l) of the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (the “Certificate of Designation”), immediately prior, but in any event contingent upon, such automatic conversion, all principal owing under this Note and accrued and unpaid interest shall automatically be converted into that number of shares of Series B Preferred Stock as is determined by dividing (i) the aggregate principal owing under this Note and accrued and unpaid interest by (ii) $9.45 (as the same may be appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to the Series B Preferred Stock).

B.           Voluntary Conversion.  All principal owing under this Note and accrued and unpaid interest may be converted at the option of the Holder into that number of shares of Series B Preferred Stock as is determined by dividing (i) the aggregate principal owing under this Note and accrued and unpaid interest by (ii) $9.45 (as the same may be appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to the Series B Preferred Stock).  The shares of Series B Preferred Stock issuable upon the conversion of this Note will, upon such issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof.

C.           Mechanics of Conversion.

(1)           In connection with a Mandatory Conversion pursuant to Section 4A, Parent shall give Holder written notice of the occurrence of the mandatory conversion of the Series B Preferred Stock and the shares of Series B Preferred Stock issuable pursuant to Section 4A shall be automatically converted into shares of Common Stock without further action by Holder pursuant to the terms of the Certificate of Designation.

(2)           The Holder shall give the Parent at least three (3) business days prior written notice of Holder’s intention to convert this Note in accordance with Section 4B.  The Holder shall provide written notice thereof to the Parent of its election to convert the Note and shall state therein the name or names in which the certificate or certificates for the shares of Series B Preferred Stock are to be issued.  Parent shall, as soon as practicable after receipt of such notice and the original executed version of this Note, take such actions necessary to issue the shares of Series B Preferred Stock  and deliver to the Holder, or to the nominee or nominees of the Holder, a certificate or certificates for the number of shares of Series B Preferred Stock to which the Holder shall be entitled against surrender to it of the Note to be converted.  Such conversion shall be deemed to have been made on the date of such written notice, and the party or parties entitled to receive the shares of Series B Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of Series B Preferred Stock as of such date.

D.           No Impairment.  Borrowers will not, by amendment of its organizational or governing documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms hereunder applicable to it, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Holders’ conversion rights against impairment.

E.           No Fractional Shares.  No fractional shares shall be issued upon the conversion of the Note, and the aggregate number of shares of Series B Preferred Stock to be issued to Holder shall be rounded down to the nearest whole share and the Borrowers shall pay in cash the fair market value (as determined in good faith by its Board of Directors) of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of all Notes that the Holder is at the time converting into shares of Series B Preferred Stock and the number of shares of Series B Preferred Stock issuable upon such conversion.

5.           Other Terms.

A.           All covenants, agreements and undertakings in this Note binding upon the Borrowers or the Holder shall bind and inure to the benefit of the successors and permitted assigns of the Borrowers and the Holder, respectively, whether so expressed or not.

B.           The Borrowers and the Holder hereby expressly and irrevocably agree that this Note shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.  The Borrowers and the Holder hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

C.           All notices and other communications from the Borrowers to the Holder of this Note shall be mailed by first class, registered or certified mail, postage prepaid, and/or a nationally recognized overnight courier service to the Holder’s address listed in the Loan Agreement or such other address furnished to the Borrowers in writing by the Holder.

D.           THE HOLDER AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE HOLDER OR THE BORROWERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER’S PURCHASE OF THIS NOTE.

E.           Upon an Event of Default, the Holder of this Note shall have all of the rights set forth in section of the Loan Agreement titled “Events of Default” which is incorporated herein by reference.

F.           No terms of this Note may be amended, waived or modified except by the express written consent of the Borrowers and the Holder.

G.           All the covenants, agreements, representations and warranties contained in this Note shall bind the parties hereto and their respective heirs, executors, administrators, distributes, successors, assigns, and transferees.

H.           In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representatives of the Borrowers.

HEALTHWAREHOUSE.COM, INC.

By:	/s/ Lalit Dhadphale
Name:	Lalit Dhadphale
Title:	President and CEO

HWAREH.COM, INC.

By:	/s/ Lalit Dhadphale
Name:	Lalit Dhadphale
Title:	President and CEO